--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 31, 2002

                             TXU US HOLDINGS COMPANY
                      (FOR ONCOR ELECTRIC DELIVERY COMPANY)

             (Exact Name of Registrant as Specified in its Charter)



        TEXAS                  1-11668                     75-1837355
   (State or Other           (Commission                (I.R.S. Employer
   Jurisdiction of           File Number)              Identification No.)
    Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600



--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

ONCOR ELECTRIC DELIVERY COMPANY

      TXU US Holdings Company (US Holdings) is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations (MD&A) to meet the ongoing needs of customers, counterparties and others for financial information concerning its regulated transmission and distribution business, Oncor Electric Delivery Company. Oncor Electric Delivery Company was formed in the fourth quarter of 2001 as TXU Electric Delivery Company and renamed Oncor Electric Delivery Company (Oncor) effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the regulated transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor, and the generation and certain retail operations of US Holdings were transferred to TXU Energy Company LLC (TXU Energy). Both Oncor and TXU Energy are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU). Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas.

      Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of Oncor's operations and financial position could differ materially from the results presented herein.

      The MD&A for the years ended December 31, 2001, 2000 and 1999 relates to the financial information for those periods previously provided in the US Holdings Form 8-K dated April 17, 2002 for Oncor (Oncor Form 8-K).

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' 2001 Form 10-K, as well as: general industry trends; implementation of legislation passed during the 1999 session of the Texas legislature designed to restructure the electric utility industry in Texas and other legislation; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations; changes in tax laws; access to facilities to meet changing demands; competition for new business opportunities; legal and administrative proceedings and settlements; significant changes in critical accounting policies material to Oncor; and actions of rating agencies; among other factors, that could cause the actual results of US Holdings or Oncor to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

TABLE OF CONTENTS

ONCOR ELECTRIC DELIVERY COMPANY FINANCIAL INFORMATION                                            PAGE

       Condensed Statements of Consolidated Income -
             Three Months Ended March 31, 2002 and 2001.............................................3

       Condensed Statements of Consolidated Comprehensive Income -
             Three Months Ended March 31, 2002 and 2001.............................................3

       Condensed Statements of Consolidated Cash Flows -
             Three Months Ended March 31, 2002 and 2001.............................................4

       Condensed Consolidated Balance Sheets - March 31, 2002 and December 31, 2001.................5

       Notes to Financial Statements................................................................6

       Management's Discussion and Analysis of Financial Condition and Results of Operations:
             Three Months Ended March 31, 2002 and 2001 ...........................................12
             Years Ended December 31, 2001, 2000 and 1999 .........................................19

SIGNATURE .........................................................................................22


                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                                                      MARCH  31,
                                                                             ------------------------
                                                                              2002             2001
                                                                             -------          -------
                                                                                 MILLIONS OF DOLLARS

Operating revenues................................................           $   494          $  476

Operating expenses

     Operation and maintenance ...................................               178             185
     Depreciation and amortization ...............................                64              60
     Income taxes ................................................                33              10
     Taxes other than income .....................................                95             124
                                                                             -------          -------
         Total operating expenses ................................               370             379
                                                                             -------          -------

Operating income .................................................               124              97

Other income (deductions)
       Other income (deductions) - net ...........................                (1)             --
       Income tax expense ........................................                (2)             --
                                                                             -------          -------
            Total other income (deductions) ......................                (3)             --
                                                                             -------          -------

Income before interest and other charges .........................               121              97

Interest income - affiliates .....................................                12              --

Interest expense and other charges ...............................                62              73
                                                                             -------          -------

Net income .......................................................           $    71          $   24
                                                                             =======          =======


                       CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                              (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                                                      MARCH  31,
                                                                             ------------------------
                                                                              2002             2001
                                                                             -------          -------
                                                                                 MILLIONS OF DOLLARS

Net income............................................................       $    71          $   24
                                                                             -------          -------
Other comprehensive income -
  Net change during period, net of tax effect:
     Cash flow hedges:
       Net change in fair value of derivatives........................             1              --
                                                                             -------          -------
         Total........................................................             1              --
                                                                             -------          -------

Comprehensive income..................................................       $    72          $    24
                                                                             =======          =======


   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                                                      MARCH  31,
                                                                             ------------------------
                                                                              2002             2001
                                                                             -------          -------
                                                                                 MILLIONS OF DOLLARS

Cash flows-- operating activities
     Net income.....................................................         $    71          $   24
     Adjustments  to  reconcile  net income to cash  provided by
         (used in) operating activities:
         Depreciation and amortization .............................              73              63
         Deferred income taxes and investment tax credits-- net ....              34              34
     Changes in operating assets and liabilities....................            (320)            (45)
                                                                             -------          -------
                   Cash provided by (used in) operating activities              (142)             76
                                                                             -------          -------

Cash flows-- financing activities
     Retirements/repurchases of debt................................            (205)            (30)
     Repurchase of common stock.....................................               -             (86)
     Advances from affiliates-- net.................................             454             168
                                                                             -------          -------
         Cash provided by financing activities......................             249              52
                                                                             -------          -------

Cash flows-- investing activities
     Capital expenditures...........................................            (141)           (132)
     Other..........................................................               -              (3)
                                                                             -------          -------
         Cash used in investing activities..........................            (141)           (135)
                                                                             -------          -------

Net change in cash and cash equivalents.............................             (34)             (7)

Cash and cash equivalents-- beginning balance.......................              35              22
                                                                             -------          -------
Cash and cash equivalents-- ending balance..........................         $     1          $   15
                                                                             =======          =======


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                               MARCH 31,
                                                                                                  2002        DECEMBER 31,
                                                                                               (UNAUDITED)        2001
                                                                                               -----------    ------------
                                                                                                   MILLIONS OF DOLLARS

ASSETS
Current assets:
  Cash and cash equivalents............................................................           $    1         $   35
  Accounts receivable:
         Affiliates....................................................................              181              -
         Trade.........................................................................               63            131
  Materials and supplies inventories-- at average cost.................................               37             38
  Prepayments..........................................................................               54             29
  Other current assets.................................................................                2              7
                                                                                                  ------         ------
     Total current assets..............................................................              338            240

Investments............................................................................               53             54
Property, plant and equipment-- net....................................................            5,879          5,802
Due from TXU Energy ...................................................................              773            787
Regulatory assets-- net................................................................            1,622          1,605
Deferred debits and other assets.......................................................               11              7
                                                                                                  ------         ------
     Total assets......................................................................           $8,676         $8,495
                                                                                                  ======         ======

                                          LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Long-term debt due currently.........................................................           $  374         $  370
  Advances from affiliates.............................................................              640            108
  Accounts payable:
     Affiliates........................................................................                -             43
     Trade.............................................................................               39             50
  Customer deposits....................................................................                -             81
  Taxes accrued........................................................................              100            170
  Accrued interest.....................................................................               46             54
  Other current liabilities............................................................              129            130
                                                                                                  ------         ------
     Total current liabilities.........................................................            1,328          1,006

Accumulated deferred income taxes......................................................            1,228          1,204
Investment tax credits.................................................................               78             79
Other deferred credits and noncurrent liabilities......................................              196            223
Long-term debt, less amounts due currently.............................................            3,073          3,282

Contingencies (Note 6)

Shareholder's equity...................................................................            2,773          2,701
                                                                                                  ------         ------

     Total liabilities and shareholder's equity........................................           $8,676         $8,495
                                                                                                  ======         ======

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from TXU US Holdings Company (US Holdings) and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 30 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings and represents the substantial majority of Oncor's revenues at this time. Oncor is managed as a single, integrated electric delivery business; consequently there are no separate reportable business segments.

     BUSINESS RESTRUCTURING - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that, by January 1, 2002, each electric utility separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning the restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Commission, as of January 1, 2002, US Holdings transferred:

o    its regulated electric T&D business to Oncor;

o    its unregulated electric power generation business to TXU Energy; and

o    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the regulated electric T&D business of TXU SESCO was transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

2.   SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The businesses that form Oncor were operated as fully integrated utilities of US Holdings and TXU SESCO, which were subsidiaries of TXU under common ownership and control for the periods presented prior to January 1, 2002. Effective January 1, 2002, the T&D operations of US Holdings were unbundled and combined with the T&D operations of TXU SESCO to form Oncor. The financial statements of Oncor as of December 31, 2001 and for the three months ended March 31, 2001 present the financial position, results of operations and cash flows of the T&D operations of US Holdings and TXU SESCO that were combined. The financial statements for periods subsequent to January 1, 2002 present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

     The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     CHANGES IN ACCOUNTING STANDARDS - Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. Annual goodwill amortization of $0.8 million ceased effective January 1, 2002. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three months ended March 31, 2001.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations. As part of its effort to implement SFAS No. 142, Oncor is in the process of completing the transitional impairment test. Based on information gathered to date, Oncor does not anticipate an impairment charge as a result of the adoption of SFAS No. 142.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and is applicable to fiscal years beginning after May 15, 2002. One of the provisions of this technical statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, which does not meet the criteria of an extraordinary item as defined by APB Opinion 30, shall be reclassified.

      For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.   REGULATIONS, RATES AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY
     IN TEXAS

     1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

o provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power generation company, a REP and a T&D company or separate T&D companies;

o authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

o provides for a true-up in 2004 of stranded costs based on market determinations;* and

o provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below. *


-------------
*The application of these provisions to US Holdings will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

      REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor recorded the effects of the settlement plan at December 31, 2001. The settlement plan must be approved by the Commission, which has held hearings, has received briefs and has requested additional evidence from the parties. The hearings are scheduled to continue on May 30, 2002. Oncor is unable to predict the outcome of these proceedings.

     The major terms of the settlement plan relating to Oncor are:

o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as collection or disbursement agent, and Oncor has no rights or obligations with respect to any such amounts collected or refunded.

o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement plan resolves all issues related to generation-related regulatory assets and liabilities.

o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     See Note 4 to Financial Statements included in US Holdings' 2001 Annual Report on Form 10-K for additional discussion regarding the implementation of the 1999 Restructuring Legislation.

     OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

4.   SHORT-TERM FINANCING AND LONG-TERM DEBT

     Oncor is provided short-term financing by TXU and affiliated companies. Oncor had short-term advances from affiliates of $640 million and $108 million as of March 31, 2002 and December 31, 2001, respectively. In addition, at March 31, 2002 and December 31, 2001, $1.2 billion of advances from affiliates were classified as long-term debt because Oncor anticipated refinancing these borrowings with long-term debt. In March and April 2002, Oncor entered into a series of forward interest rate locks with a group of banks to effectively fix the interest rate on the long-term fixed rate debt Oncor expected to issue within the first six months of 2002. On May 6, 2002, Oncor issued $1.2 billion aggregate principal amount of Senior Secured Notes in a private placement, of which $700 million are due May 1, 2012 and bear interest at the rate of 6.375% per annum, and $500 million are due May 1, 2032 and bear interest at the rate of 7.0% per annum. The notes are initially secured by a lien of a matching principal amount of Oncor's first mortgage bonds issued under Oncor's Mortgage and Deed of Trust, dated as of December 1, 1983, and a lien on Oncor's tangible T&D property. The liens may be released in certain circumstances and subject to certain conditions. Upon such release, the notes would cease to be secured obligations of Oncor and would become senior unsecured general obligations of Oncor. Proceeds from the issuance were used by Oncor to repay advances from affiliates. As a result of the forward interest rate locks, the effective rates of interest on the debt due in 2012 and 2032 are approximately 6.65% and 7.26%, respectively. (See Note 7.)

     In April 2002, US Holdings, Oncor and TXU Energy entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates on April 22, 2003. Up to $1.0 billion of letters of credit may be issued under this facility. This facility will be used for working capital and general corporate purposes.

     During the second quarter of 2002, each of Oncor and TXU Energy expect to begin selling commercial paper to fund their short-term liquidity requirements. The new commercial paper programs will allow Oncor to sell up to $1.0 billion of commercial paper. The existing TXU commercial paper program will be discontinued once the Oncor and TXU Energy commercial paper programs have been established and outstanding TXU commercial paper has been repaid.

     The new credit facility discussed above, TXU's and US Holdings' existing five-year $1.4 billion credit facility which terminates in February 2005 and TXU's three-year $500 million credit facility which terminates in May 2005 will provide back-up for outstanding commercial paper under the Oncor and TXU Energy programs and the TXU program until it is discontinued. TXU, TXU Energy and Oncor do not expect to sell commercial paper that, in the aggregate, is in excess of aggregate available capacity under the back-up credit facilities.

5.   SHAREHOLDER'S EQUITY

     Oncor was formed as a Texas corporation in November 2001. As of March 31, 2002 and December 31, 2001, Oncor had 100 million shares of no par value common stock authorized, and 1,000 shares of common stock issued and outstanding.

     On March 4, 2002, Oncor's Board of Directors authorized the repurchase of one share of Oncor's common stock for $50 million. The repurchase occurred on April 1, 2002. On May 6, 2002, Oncor's Board of Directors authorized the repurchase of one share of Oncor's common stock for $50 million on July 1, 2002.

6.   CONTINGENCIES

     LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit if no settlement is reached, and management does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

     GENERAL -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

7.   SUPPLEMENTARY FINANCIAL INFORMATION

     ACCOUNTS RECEIVABLE -- At March 31, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $1 million and $4 million, respectively.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU sell customer accounts receivable to a wholly-owned, bankruptcy-remote unconsolidated subsidiary of TXU (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2002, Oncor had sold $84 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $43 million and $41 million in subordinated notes, with $0.3 million representing costs of the program during the three months ended March 31, 2002. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the consolidated balance sheet.

     PROPERTY, PLANT AND EQUIPMENT--

                                                                                        MARCH 31,
                                                                                           2002        DECEMBER 31,
                                                                                       (UNAUDITED)         2001
                                                                                       -----------     ------------
Transmission .....................................................................     $   1,978       $   1,982
Distribution .....................................................................         6,182           6,138
Other ............................................................................           431             433
                                                                                       -----------     ------------
     Total .......................................................................         8,591           8,553
Less accumulated depreciation ....................................................         2,951           2,922
                                                                                       -----------     ------------
     Net of accumulated depreciation .............................................         5,640           5,631
Construction work in progress ....................................................           217             149
Property held for future use .....................................................            22              22
                                                                                       -----------     ------------
     Net property, plant and equipment ...........................................     $   5,879       $   5,802
                                                                                       ===========     ============

     GOODWILL -- At March 31, 2002 and December 31, 2001, goodwill of $25 million, included in investments, is stated net of accumulated amortization of $7 million.

     LEASES -- In the first quarter of 2002, Oncor entered into a twelve-year operating lease agreement for office facilities effective August 1, 2002. Minimum lease commitments under this agreement are $1 million beginning in 2004, $3 million each year in 2005 and 2006, and $22 million thereafter.

     DERIVATIVES AND HEDGES -- The terms of Oncor's derivatives that have been designated as accounting hedges match the terms of the underlying hedged items. As a result, Oncor experienced no hedge ineffectiveness during the three months ended March 31, 2002. As of March 31, 2002, no net losses accumulated in other comprehensive income are expected to be reclassified into earnings during the next twelve months.

     In March and April 2002, Oncor entered into a series of forward interest rate locks with a group of banks to effectively fix the interest rate on long-term fixed rate debt Oncor expected to issue within the first six months of 2002. Such contracts qualified for SFAS No. 133 hedge accounting treatment. On May 6, 2002 Oncor issued $1.2 billion aggregate principal amount of Senior Secured Notes. (See Note 4). Amounts included in Other Comprehensive Income prior to the issuance will be reclassified into income over the term of the Senior Secured Notes resulting in effective interest rates of approximately 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

     AFFILIATED TRANSACTIONS -- Oncor records interest income from TXU Energy for carrying costs primarily related to the regulatory assets subject to securitization.

     SUPPLEMENTAL CASH FLOW INFORMATION -- During the three months ended March 31, 2002 there was $78 million in noncash advances to affiliates relating to the transfer of certain assets and liabilities associated with US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 AND 2001

     For a discussion of the entities that comprise Oncor and the use of historical data to prepare Oncor's financial statements, see Notes 1 and 2 to Financial Statements in the US Holdings Form 8-K dated April 17, 2002 for Oncor (Oncor Form 8-K).

OVERVIEW

     Oncor was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric T&D businesses unbundled from US Holdings and TXU SESCO and combined effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU.

     Oncor is a regulated electric utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 30 REPs in Oncor's certificated service area. Oncor's largest distribution customer is TXU Energy, which is another wholly-owned subsidiary of US Holdings and represents the substantial majority of Oncor's revenues at this time. Oncor is managed as a single, integrated electric energy delivery business; consequently, there are no separate reportable business segments.

     The financial statements of Oncor prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows of the unbundled T&D operations of US Holdings and TXU SESCO. These businesses were operated by subsidiaries of TXU under common ownership and control for the periods presented prior to January 1, 2002. See Notes 1 and 2 to Financial Statements included in the Oncor Form 8-K for more information regarding the business restructuring and basis of presentation for the financial information included herein, which reflects certain assumptions and estimates used in unbundling US Holdings' historical financial information. Management believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the historical combined financial statements included herein. The financial information for the three months ended March 31, 2002 represents the actual results of operations and financial position of Oncor and may not be comparable to the combined financial information for the prior period.

CRITICAL ACCOUNTING POLICIES

     Oncor's accounting policies are detailed in Note 2 to Financial Statements included in the Oncor Form 8-K. Oncor follows accounting principles generally accepted in the United States of America. In applying these accounting policies in the preparation of Oncor's financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of Oncor that are affected by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

     Regulatory Assets and Liabilities -- The historical combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from Oncor's T&D operations and those assigned from US Holdings that arose from US Holdings' generation operations. (See Note 3 to Financial Statements included in the Oncor Form 8-K.) TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation.

     Revenue Recognition -- Electric T&D revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery service from the meter reading date to the end of the period. Revenues for the period ended March 31, 2002 include estimated unbilled amounts due to temporary billing delays associated with the transition to a competitive market in Texas.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 VERSUS THREE MONTHS ENDED MARCH 31, 2001

     Oncor's operating revenues increased by $18 million, or 4%, to $494 million in 2002. Electric energy deliveries in gigawatt-hours increased 3% in 2002. Oncor's revenues in 2001 were determined by unbundling the T&D component of revenues from US Holdings' bundled rate charged to customers for all operations combined. T&D tariffs in 2002 were determined by the Commission in rate proceedings that examined T&D costs under rules that would apply to a T&D utility in a deregulated industry.

     Operation and maintenance expense decreased $7 million, or 4%, to $178 million in 2002. Lower expense in 2002 primarily reflected decreases in customer records and collection expenses and lower bad debt expense, resulting from the changed character of Oncor's customers. Since January 1, 2002, most of the 2.7 million electricity consumers of US Holdings whose service was formerly regulated have been free to choose from REPs who compete for their business. These competing REPs are now Oncor's primary customers. Accordingly, the transfer of certain customer-related functions from Oncor to TXU Energy resulted in decreased operations and maintenance expense for Oncor in 2002 versus the comparable period in 2001.

     Other operating expenses decreased $25 million, or 14%, to $159 million in 2002. Taxes other than income taxes accounted for $29 million of the total decrease, which was attributable to reduced expenses for state gross receipts taxes and regulatory assessments that are now incurred by REPs rather than by Oncor. This decrease was offset by the $4 million increase in depreciation and amortization expense resulting from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Interest income of $12 million in 2002 represents carrying charges due from TXU Energy on regulatory-related receivables and assets in accordance with the Business Separation Agreement (see Note 1).

     Interest expense and other charges, decreased $11 million, or 15%, to $62 million in 2002. This decrease was due to several factors, including the retirement of long-term debt, lower weighted average interest rates paid on debt and advances from affiliates.

     Total income tax expense was $35 million in 2002, resulting in an effective tax rate of 33% compared to 29% for the comparable 2001 period. The increase in the effective tax rate was primarily due to higher state franchise taxes in 2002.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOWS -- Cash used in operating activities was $142 million during the first quarter of 2002 compared to cash provided by operating activities of $76 million during the comparable 2001 period. This change was driven primarily by an increase in accounts receivable largely from TXU Energy in 2002, which reflects the start-up of billing REP's for T&D charges effective January 1, 2002, as well as the impact of temporary transitional systems issues in connection with the opening of the Texas electricity market to competition that delayed the billings to the REP's.

     Cash provided by financing activities was $249 million during the first quarter of 2002 versus $52 million during the 2001 first quarter. In 2002, advances from affiliates increased $454 million, which was offset by payments of $205 million for maturing debt. In addition to funding the retirement of debt, advances from affiliates were also used by Oncor for payments of accrued taxes and interest during the first quarter of 2002.

     At March 31, 2002, $1.2 billion of advances from affiliates were classified as long-term debt because Oncor anticipated refinancing these borrowings with long-term debt. On May 6, 2002, Oncor issued $1.2 billion aggregate principal amount of Senior Secured Notes in two series in a private placement. One series of $700 million are due May 1, 2012 and bears an interest rate of 6.375%, and the other series of $500 million are due May 1, 2032 and bear an interest rate of 7.0%. The notes are initially secured by a lien of a matching principal amount of Oncor's first mortgage bonds issued under Oncor's Mortgage and Deed of Trust, dated as of December 1, 1983, and a lien on Oncor's tangible T&D property. The liens may be released in certain circumstances and subject to certain conditions. Upon such release, the notes would cease to be secured obligations of Oncor and would become senior unsecured general obligations of Oncor. Proceeds from the issuance were used by Oncor to repay advances from affiliates. In March and April 2002, Oncor entered into a series of forward interest rate locks with a group of banks to effectively fix the interest rate on long-term fixed rate debt Oncor expected to issue within the first six months of 2002. Such contracts qualified for SFAS 133 hedge accounting treatment. Amounts included in Other Comprehensive Income prior to the issuance will be reclassified into income over the term of the Senior Secured Notes resulting in effective interest rates of approximately 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

     Cash flows used in investing activities, which primarily consisted of capital expenditures, were $141 million and $135 million for the three months ended March 31, 2002 and 2001, respectively.

     CAPITALIZATION -- As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 would consist of approximately 40% shareholder's equity and 60% debt (total debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the Commission are based. At March 31, 2002 the capitalization ratio was approximately 60% debt and 40% shareholders equity. Excluding the current portion of debt and advances classified as current, the capitalization ratios of Oncor at March 31, 2002 were approximately 53% long-term debt and 47% shareholder's equity.

      SHORT-TERM FINANCING AND LIQUIDITY FACILITIES -- Short-term liquidity requirements are expected to be met initially through advances from US Holdings. Oncor had short-term advances from affiliates of $640 million outstanding as of March 31, 2002.

     In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates on April 22, 2003. Up to $1.0 billion of letters of credit may be issued under this facility. This facility will be used for working capital and general corporate purposes.

     During the second quarter of 2002, each of Oncor and TXU Energy expect to begin selling commercial paper to fund their short-term liquidity requirements. The new commercial paper programs will allow Oncor to sell up to $1.0 billion of commercial paper. The existing TXU commercial paper program will be discontinued once the Oncor and TXU Energy commercial paper programs have been established and outstanding TXU commercial paper has been repaid.

     The new credit facility discussed above, TXU's and US Holdings' existing five-year $1.4 billion credit facility which terminates in February 2005 and TXU's new three-year $500 million credit facility which terminates in May 2005 will provide back-up for outstanding commercial paper under the Oncor and TXU Energy programs and the TXU program until it is discontinued. TXU, TXU Energy and Oncor do not expect to sell commercial paper that, in the aggregate, is in excess of aggregate available capacity under the back-up credit facilities.

     In order to borrow under its credit facility, Oncor must be in compliance with the applicable covenants and conditions. The primary financial covenant for Oncor is a total debt to total capitalization ratio. Incremental borrowings that would increase the outstanding principal amount borrowed are prohibited if a material adverse change, as defined in the agreement, occurs. Oncor expects that it will be able to remain in compliance with the covenants and meet the required conditions. There are similar covenants and conditions applicable to TXU's and US Holdings' ability to borrow under their credit facilities. The primary financial covenants are a total debt to capitalization ratio and a fixed charge coverage ratio. In the event Oncor, TXU or US Holdings fails to comply with the applicable covenants and conditions under these facilities, Oncor may need to pursue alternative sources of funding.

     During 2002, Oncor will have additional financing needs to fund ongoing working capital requirements and maturities of long-term debt. Oncor intends to fund these financing needs through the issuance of long-term debt and/or equity contributions from US Holdings. Other potential sources of funding include proceeds from asset sales, bank borrowings and additional advances from US Holdings, if necessary. Oncor may also from time to time utilize short-term facilities to temporarily fund maturities and early redemptions of long-term debt, as well as its other short-term requirements. If Oncor were unable to access the capital markets to refund these short-term borrowings, additional liquidity sources would be needed. Oncor does not anticipate the need for such additional liquidity sources.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU sell customer accounts receivable to a wholly-owned, bankruptcy-remote unconsolidated subsidiary of TXU (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2002, Oncor had sold $84 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $43 million and $41 million in subordinated notes, with $0.3 million representing costs of the program. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the consolidated balance sheet.

     If the program terminates, cash flows to the originators would temporarily stop until the undivided interests of the financial institutions were repurchased. The level of cash flows would normalize in approximately 35 days or less. Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

     o the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by Standard and Poor's or Baa3 by Moody's or

     o the delinquency ratio (delinquent for 31 days) for the sold receivables exceeds 15% for any month, the default ratio (delinquent for 91 days or deemed uncollectible) exceeds 5% for any month, or the dilution ratio (reductions for discounts, disputes and other allowances) exceeds 1% for any month.

     REGULATORY ASSET SECURITIZATION -- The regulatory settlement plan filed with the Commission, if approved, will provide for Oncor to receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The principal and interest on the transition bonds will be secured by payments from retail customers designed to enable recovery of generation-related regulatory assets and other qualified costs. The settlement plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement plan, followed by a second issuance for the remainder after 2003. For more information concerning securitization of regulatory assets, see Note 3 to Financial Statements included in the Oncor Form 8-K.

      Under the terms of the Business Separation Agreement executed in December 2001, the incremental income taxes Oncor will pay on the revenue associated with the charge to customers related to the securitization bonds will be reimbursed by TXU Energy. Therefore, as of March 31, 2002, Oncor's financial statements reflected a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

      LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit if no settlement is reached, and management does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the potential loss Oncor may incur as a result of changes in the market or fair value of a particular instrument. As a result of regulation of Oncor's business, Oncor has minimal exposure to energy price risk. To manage risks related to changes in interest rates, Oncor may enter into derivative instruments and other contractual commitments for non-trading purposes.

     INTEREST RATE RISK -- Oncor manages its exposure to interest rate risk primarily through its balance of fixed and variable rate instruments. The table below provides information concerning Oncor's annual debt obligations as of March 31, 2002 that are sensitive to changes in interest rates. Weighted average variable rates are based on rates in effect at the reporting date.

                                                            EXPECTED MATURITY DATE
                              -------------------------------------------------------------------------------
                                            (MILLIONS OF DOLLARS, EXCEPT PERCENTAGES)        MARCH 31, 2002     DECEMBER 31, 2001
                                                                               THERE-                 FAIR                FAIR
                               2002      2003      2004       2005    2006     AFTER      TOTAL       VALUE     TOTAL     VALUE
                               ----      ----      ----       ----    ----     -----      -----       -----     -----     -----
Long-term debt
  (including current
   maturities)
Fixed rate                    $  176    $  293    $   220   $    92     --   $ 1,066     $ 1,847    $ 1,876   $ 2,052    $ 2,082
    Average interest rate      7.96%     6.78%      7.16%     6.75%     --     8.10%       7.70%        --      7.78%       --
Variable rate                    --     $  400         --        --     --   $ 1,200*    $ 1,600    $ 1,600   $ 1,600    $ 1,600
    Average interest rate        --      2.60%         --        --     --     3.08%*      2.99%        --      2.93%        --


*Includes $1.2 billion of advances from affiliates that Oncor refinanced in May 2002.


     CREDIT RISK -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's primary customers are REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the Commission. REP certificates granted by the Commission are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and Commission rules. Significant violations include failure to timely remit payments for invoiced charges to a T&D utility pursuant to the terms of tariffs adopted by the Commission. Additionally, the Commission's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the T&D services provided and invoiced by Oncor are to its affiliated REP, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

REGULATION AND RATES

     Various regulatory proceedings are currently outstanding that are impacted by the legislation passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas. See Note 3 to Financial Statements included in the Oncor Form 8-K for more information. On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that related to the 1999 Restructuring Legislation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the Commission, which has held hearings, has received briefs and has requested additional evidence from the parties. The hearings are currently scheduled to continue on May 30, 2002. While Oncor is unable to predict the outcome of these proceedings, Oncor does not believe that its net financial results will be materially affected, as TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation.

     The major terms of the settlement plan relating to Oncor are:

o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D and distribution rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as disbursement agent on behalf of TXU Energy. TXU Energy has agreed to reimburse Oncor for the financial results of reducing its non-bypassable tariffs with respect to the EMC.

o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. The settlement plan resolves all issues related to generation-related regulatory assets and liabilities. If the settlement plan is not approved, Oncor's actual cost of capital will continue to be used in the determination of Oncor's regulated revenues in future rate proceedings.

o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

CHANGES IN ACCOUNTING STANDARDS

     SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. Annual goodwill amortization of $0.8 million ceased effective January 1, 2002.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations. As part of its effort to implement SFAS No. 142, Oncor is in the process of completing the transitional impairment test. Based on information gathered to date, Oncor does not anticipate an impairment charge as a result of the adoption of SFAS No. 142.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and is applicable to fiscal years beginning after May 15, 2002. One of the provisions of this technical statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, which does not meet the criteria of an extraordinary item as defined by APB Opinion 30, shall be reclassified.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     The following discussion should be read in conjunction with Oncor's financial statements and related notes for the years ended December 31, 2001, 2000 and 1999 included in the Oncor Form 8-K.

RESULTS OF OPERATIONS

2001 VERSUS 2000

     Oncor's historical revenues allocated from US Holdings were determined by unbundling the T&D component of revenues from US Holdings' bundled rate charged to customers for all operations combined. The historical revenues of TXU SESCO's T&D business included in Oncor's historical combined financial statements were derived from the separate historical financial statements of TXU SESCO. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Under continuing regulation, Oncor will have the opportunity to recover increases in operating costs and other expenses through adjustments to its regulated T&D rates.

     Oncor's operating revenues increased by $233 million, or 11%, to $2.3 billion in 2001, primarily as a result of higher recoverable costs in 2001. Electric energy deliveries in gigawatt-hours declined 1% in 2001 due to milder, more normal weather and a slowing economy, partially offset by the effect of 2% growth in the number of end-use consumers within Oncor's service territory.

     Total operating expenses increased $223 million, or 14%, to $1.8 billion in 2001. Operation and maintenance expense increased $109 million, or 13%, to $920 million. Higher operation and maintenance expense in 2001 reflected several factors, including: increased bad debt expense, which was driven by the rise in fuel-related charges; increases in transmission costs; and systems-related expenses incurred in preparing for the restructuring of the Texas electricity markets. Operation and maintenance expense in both years included certain recoverable charges (accelerated recovery of regulatory assets of $73 million in 2001 and $52 million in 2000). Property, plant and equipment additions in 2001 and 2000 to upgrade system capability and reliability resulted in the $7 million increase in depreciation and amortization expense in 2001. Taxes other than income taxes increased $107 million in 2001, primarily due to higher state and local gross receipts taxes and higher regulatory assessments as a result of the rise in revenues upon which such taxes are based in late 2000 and early 2001.

     Interest expense, net of interest income, increased $11 million, or 4%, to $274 million in 2001, due to higher average debt balances, including advances from affiliates, during 2001 compared to 2000.

     Income tax expense was $119 million in 2001 (including $118 million charged to operating expenses and $1 million charged to other income (deductions)), resulting in an effective tax rate of 34% in 2001 compared to 35% in 2000. Net income increased by $2 million, or 1%, to $228 million in 2001.

2000 VERSUS 1999

     Operating revenues increased $150 million, or 8%, to $2.1 billion in 2000, largely in line with growth in electric energy delivery volumes, which for 2000 were 6% higher than in 1999. This increase was due to the effects of warmer than normal summer weather and an extremely cold fourth quarter of 2000, as well as a 2% increase in end-use consumers.

     Total operating expenses increased $153 million, or 11%, to $1.6 billion. Higher operation and maintenance expense accounted for $101 million of the total increase in operating expenses, which reflected a $52 million recoverable write-off of certain restructuring expenses and other regulatory assets, as well as increased regulated third-party transmission rates. Depreciation and amortization expense was $21 million higher in 2000 compared to 1999. 2000 reflects a full year of depreciation expense, whereas prior to July 1, 1999, depreciation expense had been redirected from T&D assets to nuclear production assets in accordance with regulatory orders. This regulatory practice ceased following the 1999 Restructuring Legislation. In addition, depreciation expense increased due to property, plant and equipment additions to improve system capability and reliability. Taxes other than income taxes, primarily representing gross receipts taxes, increased $13 million.

     Other income (deductions) - net decreased to $3 million in income in 2000 from $17 million in 1999. Results in 1999 were affected by a $12 million (pre-tax) gain on a settlement related to a transmission services agreement with another utility company.

     Interest expense, net of interest income, decreased $16 million, or 6%, to $263 million in 2000, primarily due to the remarketing of certain debt at lower interest rates.

     Income tax expense increased $14 million, or 13%, to $120 million in 2000 (including $118 million charged to operating expenses and $2 million charged to other income (deductions)), resulting in an effective tax rate of 35% in 2000 compared to 32% in 1999. The effective tax rate in 2000 was affected by higher state income taxes, while 1999 was affected by the resolution of a tax contingency. Net income increased by $3 million, or 1%, to $226 million in 2000.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows -- Cash flows provided by operating activities were $675 million in 2001 compared to $441 million and $623 million in 2000 and 1999, respectively. The increase in cash flows provided by operating activities in 2001 was due largely to significant increases in accounts payable to affiliates and lower cash payments for income taxes. The increase in accounts payable relates to billings from affiliates for professional services incurred primarily to address compliance issues associated with the restructuring of the Texas electric industry effective January 1, 2002. Cash payments allocated from US Holdings to Oncor for income taxes decreased to $33 million in 2001 from $125 million in 2000. This decrease was attributable to several factors, including a tax refund received during 2001, as well as the impact of higher deductions for expenses such as bad debts and software development. In 2000, the decrease in cash flows from operating activities was also largely due to cash payments for income taxes, which were $125 million in 2000 versus a refund of $33 million in 1999.

     Cash flows used in financing activities were $66 million in 2001 compared to cash flows provided by financing activities of $81 million in 2000 and cash flows used in financing activities of $114 million in 1999. As a result of the restructuring of US Holdings and related refinancings, there were substantial early retirements and issuances of long-term debt in 2001. Financing transactions during the year ended December 31, 2001 associated with debt allocated from US Holdings included the following:

                                                                                ISSUANCES        REPURCHASES/
                                                                                                  RETIREMENTS
                                                                                      (MILLIONS OF DOLLARS)

          First mortgage bonds.......................................              $  400             $848
          Advances from affiliates - net.............................                 964                -
          Other debt.................................................                  -                72
                                                                                   ------             ----
                   Total.............................................              $1,364             $920
                                                                                   ======             ====

     At December 31, 2001, $1.2 billion of advances from affiliates were classified as long-term debt because Oncor anticipated refinancing these advances with long-term debt to be issued during 2002.

     Cash flows used in investing activities for 2001 totaled $596 million versus $505 million for 2000 and $509 million for 1999. Capital expenditures were $635 million, $517 million and $489 million for 2001, 2000 and 1999, respectively. Increases in capital expenditures were primarily associated with T&D infrastructure development and improvements to prepare for the restructuring of the Texas electricity markets. Capital expenditures are estimated at $474 million for 2002, including spending for maintenance and growth of existing operations as well as discretionary spending on potential development projects, and are expected to be funded by cash flows from operations.

     Long-term Contractual Obligations and Commitments -- The following table summarizes the contractual cash obligations of Oncor for each of the periods presented. (See Notes 5 and 10 to Financial Statements included in the Oncor Form 8-K for additional disclosures regarding terms of these obligations.) Operating lease commitments include a twelve-year agreement for office facilities entered into subsequent to December 31, 2001.

                                                                                   PAYMENTS DUE
                                                      ------------------------------------------------------------------------
                                                       2002         2003         2004         2005         2006     THEREAFTER
                                                      ------       ------       ------       ------       ------   -----------
                                                                               (MILLIONS OF DOLLARS)
Long-term debt (including
  long-term advances from affiliates) ............    $  370       $  704       $  220       $   92       $    -        $2,266
Operating leases .................................         4            4            4            6            6            37
                                                      ------       ------       ------       ------       ------        ------
Total contractual cash obligations ...............    $  374       $  708       $  224       $   98       $    6        $2,303
                                                      ======       ======       ======       ======       ======        ======

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               TXU US HOLDINGS COMPANY

                                               By   /s/ Biggs C. Porter
                                                 -----------------------------
                                                        Biggs C. Porter
                                                        Vice President,
                                                  Principal Accounting Officer

Date:  May 29, 2002



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